Calculation of Filing Fee Tables
S-8
MATTHEWS INTERNATIONAL CORP
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Class A Common Stock, par value $1.00 per share to be issued under the Second Amended and Restated 2017 Equity Incentive Plan	Other	1,500,000	$ 20.175	$ 30,262,500.00	0.0001531	$ 4,633.19
Total Offering Amounts:						$ 30,262,500.00		$ 4,633.19
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 4,633.19
Offering Note
[1]	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), the Amount Registered under this registration statement shall also be deemed to cover any additional securities to be offered or issued in connection with the provisions of the above-referenced plans, which provide for adjustments in the amount of securities to be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions. The Proposed Maximum Offering Price Per Unit, Maximum Aggregate Offering Price and Amount of Registration Fee are estimated solely for purposes of calculating the registration fee pursuant to Rule 457(h) and based upon the average of the high and low sale prices for the Class A Common Stock as quoted on the Nasdaq Global Select Market on April 24, 2025.